Exhibit 10.1

SIXTH AMENDMENT TO NEW LEASE

This Sixth Amendment to New Lease (“Amendment”) is entered into, and dated for reference purposes, as of January 20, 2011 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and PHARMACYCLICS, INC., a Delaware corporation (“Pharmacyclics”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A.           Landlord and Tenant are parties to that certain written lease comprised of the following: that certain Lease and Lease Termination Agreement dated as of June 14, 2000 (the “New Lease”), that certain First Amendment to New Lease dated as of April 10, 2001 (the “First Amendment”), that certain Second Amendment to New Lease dated as of June 29, 2001 (the “Second Amendment”), that certain Third Amendment to New Lease dated as of February 5, 2003 (the “Third Amendment”) that certain Fourth Amendment to New Lease dated as of August 14, 2006 (the “Fourth Amendment”), and that certain Fifth Amendment to New Lease dated as of July 11, 2008 (the “Fifth Amendment”), for the premises more particularly described therein of 47,520 rentable square feet (“RSF”), consisting of 32,520 RSF located at 995 E. Argues Avenue, Sunnyvale, California (the “Original Premises”), and 15,000 RSF located at 997 E. Argues Avenue, Sunnyvale, California (the “Expansion Space C”). Landlord and Tenant acknowledge and agree that Tenant’s lease of Expansion Space C expired on December 31, 2009 and Tenant currently leases from Landlord only the Original Premises (“Existing Premises”). The New Lease, as amended, is referred to herein as the “Existing Lease.”

B.           Landlord and Tenant desire to (i) add an expansion space to the Existing Premises previously defined in the First Amendment as “Expansion Space A,” however for purposes of this Amendment shall hereinafter be defined as “Expansion Space D”, and (ii) provide for extension of the Lease Term and other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “New Lease” or “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2.           Retroactive Effect. Landlord and Tenant have executed this Amendment on the Execution Date, but intend and agree that it shall be effective as of January 1, 2011 (the “Effective Date”) with the same force and effect as if executed on that date. Promptly after execution of this Amendment, Landlord shall bill Tenant for the amount of monthly installments of Monthly Installment and all other rent due pursuant to this Amendment in excess of amounts actually paid by Tenant for the period from and after the Fourth Extended Term Commencement Date, and Tenant shall pay the amount due within ten (10) days after receipt of such bill. In the event that amounts actually paid by Tenant on after the Fourth Extended Term Commencement Date and before execution of this Amendment exceed the amount due pursuant to this Amendment, Landlord shall credit any such overpayment to rent next coming due from Tenant hereunder.

Section 3.           Extension of Term; Monthly Installments.

(a)           Landlord and Tenant acknowledge and agree that, before giving effect to this Amendment, pursuant to the Existing Lease, the Expiration Date of the Lease Term of the Existing Lease is scheduled to be December 31, 2011. Notwithstanding any provision of the Existing Lease to the contrary, the Existing Lease is hereby amended to provide that the Lease Term of this Lease with respect to the Existing Premises is hereby amended to be December 31, 2010 instead of December 31, 2011, and then this Lease shall continue for a term (the “Fourth Extended Term”) beginning on the January 1, 2011 (the “Fourth Extended Term Commencement Date”) and expiring on November 30, 2017 (hereafter, the “Expiration Date” with respect to the Fourth Extended Term), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date. The defined term “Lease Term” in the Existing Lease shall be deemed to include the Fourth Extended Term.

(b)           Monthly Installment of Rent for Fourth Extended Term. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Fourth Extended Term Commencement Date and continuing through the Expiration Date of the Fourth Extended Term:

(i)           the amount of Monthly Installments of rent due and payable monthly by Tenant for the Existing Premises shall be as follows:

Period from/through	Monthly Installment
1/1/11 - 6/30/2011*	$53,658.00
7/1/2011 - 12/31/2011	$54,958.80
1/1/2012 - 1/31/2013	$42,276.00
2/1/2013 - 11/30/2013	$45,528.00
12/1/2013 - 11/30/2014	$47,154.00
12/1/2014 - 11/30/2015	$48,780.00
12/1/2015 - 11/30/2016	$50,406.00
12/1/2016 - 11/30/2017	$52,032.00

*Notwithstanding anything in the foregoing to the contrary, provided that an uncured Event of Default (as provided in Section 15 of the New Lease) by Tenant has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Installment of rent due and payable during the first seven (7) months of the Fourth Extended Term, totaling not more than Three Hundred Twenty-Five Thousand Two Hundred Dollars ($325,200.00) in the aggregate (“First Abated Rent”); provided, further, that in the event of an uncured Event of Default by Tenant at any time during the Fourth Extended Term, then the Recapture Percentage (as defined below) of the First Abated Rent shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord. “Recapture Percentage” shall mean 100% during the first year of the Term; 92% during the second year; 75% during the third year; 59% during fourth year; 43% during the fifth year; 26% during the sixth year; and 10% during and after the seventh year.

Section 4.           Lease of Expansion Space D.

(a)           Lease; Definition of Expansion Space D. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Expansion Space D (defined below) upon and subject to all of the terms, covenants and conditions of the Existing Lease except as expressly provided herein. “Expansion Space D” is the space with a current address of 999 E. Argues Avenue, Sunnyvale, California. Landlord and Tenant hereby agree that Expansion Space D is conclusively presumed to be 32,256 RSF (as shown on Exhibit A). This Amendment provides all rights and obligations of the parties with respect to expansion of the Premises, whether or not in accordance with any other expansion rights previously granted to Tenant; and upon execution hereof, any and all other rights to expand (including, without limitation, the Right of Negotiation set forth in Section 2(g) of the Third Amendment) are null, void and of no force or effect.

(b)           Commencement Date; Term. Notwithstanding any provision of the Existing Lease to the contrary, Landlord shall tender possession of Expansion Space D to Tenant on January 1, 2011 (the “Expansion Space D Commencement Date” or “ESDCD”), and on such date Expansion Space D becomes a part of the Premises under the Lease, such that the term “Premises” in the Lease thereafter shall mean both the space leased immediately prior to such delivery and Expansion Space D. Tenant’s obligation to pay rent with respect to Expansion Space D shall commence on the ESDCD. The Term of this Lease of Expansion Space D shall start on ESDCD and continue until the Expiration Date of the Fourth Extended Term.

(c)           Monthly Installment of Rent for Expansion Space D Commencing Upon ESDCD. Notwithstanding any provision of the Existing Lease to the contrary, in addition to rent payable for the Existing Premises, Tenant shall pay Monthly Installments of rent for Expansion Space D, accruing on and after the ESDCD and monthly thereafter for the remaining Term of the Lease as set forth below:

Period from/through	Monthly Installment
1/1/2011 - 11/30/2012*	$24,192.00
12/1/2012 - 11/30/2013	$33,868.80
12/1/2013 - 11/30/2014	$38,707.20
12/1/2014 - 11/30/2015	$40,320.00
12/1/2015 - 11/30/2016	$41,932.80
12/1/2016 - 11/30/2017	$43,545.60

*Notwithstanding anything in the foregoing to the contrary, provided that an uncured Event of Default (as provided in Section 15 of the New Lease) by Tenant has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Installment of rent due and payable during the period beginning on January 1, 2011 and continuing through December 31, 2011, totaling not more than Two Hundred Ninety Thousand Three Hundred Four Dollars ($290,304.00) in the aggregate (“Second Abated Rent”); provided, further, that in the event of an uncured Event of Default by Tenant at any time during the Fourth Extended Term, then the Recapture Percentage (as defined above) of the Second Abated Rent shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord.

(e)           Tenant’s Pro Rata Share. Notwithstanding any provision of the Existing Lease to the contrary, with the addition of Expansion Space D to the Existing Premises, Tenant’s Pro Rata Share is conclusively agreed to be 81.1974%, and such increased Tenant’s Pro Rata Share shall apply to all obligations which under the Lease Tenant pays on the basis of Tenant’s Pro Rata Share and which accrue on and after the ESDCD.

(f)           Parking. Notwithstanding any other provision of the Existing Lease to the contrary, on and after the ESCCD, with respect to Expansion Space D, Tenant shall have the right to use, on a non-exclusive basis, Tenant’s Pro Rata Share of Parking Spaces located on the Parcel.

(g)           Suite & Directory Signage. Notwithstanding any provision of the Existing Lease to the contrary, on and after the ESDCD, Tenant shall have the right, at Tenant’s sole cost, to directory board, suite signage, and other signage equivalent to the pre-existing signage with respect to Expansion Space D which Landlord permitted for the prior occupant.

Section 5.           AS IS Condition of Premises; Alteration by Tenant; Allowance. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern with respect to the Premises (consisting of the Existing Premises and Expansion Space D):

(a)           AS-IS. Except to the extent of the allowances described in Subsection (c) below: (i) Landlord shall deliver the Premises in its AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises, and (ii) Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, including, without limitation, any improvement or repair required to comply with any laws, codes, building codes, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof (collectively, “Laws”), including without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. Sec. 12101 et. seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”). Tenant acknowledges that Tenant presently occupies the Existing Premises pursuant to the Existing Lease, and the first floor of the Expansion Space D pursuant to that certain License dated November 9, 2010 by and between Landlord and Tenant.

(b)           Tenant Work Generally. Landlord and Tenant acknowledge and agree that notwithstanding any provisions of the Existing Lease to the contrary: (a) Tenant may desire to do certain alterations, additions or improvements in connection with this Amendment, and for purposes of this Amendment any such work may be referred to as “Tenant Work”; (b) all Tenant Work, if any, shall be done subject to and in compliance with all conditions and provisions of this Amendment and of the Existing Lease with respect to alterations, improvements or additions in, on, abutting or to the Premises or any part thereof (herein referred to as “Alterations”); (c) Tenant shall be required to use engineers and contractors approved by Landlord (which approval shall not be unreasonably withheld) to complete any required HVAC, fire and/or life safety, mechanical and electrical work; and (d) Tenant shall pay Landlord a fee for monitoring such design, construction and work by Tenant in an amount up to two percent (2%) of the Allowance, which shall be paid by applying part of the Allowance to such payment. Without limiting the generality of the foregoing, Tenant shall be responsible for the suitability for the Tenant’s needs and business of the design and function of all Tenant Work and for its design and construction in compliance with all Laws (as defined above in this Subsection (a)). In the event that any work by Tenant triggers any upgrades or modifications of existing improvements to comply with Laws in the Premises, in the Common Area, or in the “path of travel” to or from the Premises through the Common Area, Tenant shall be responsible for such upgrades and modifications, at Tenant’s sole cost and expense. Tenant, through its architects and/or space planners (“Tenant’s Architect”), shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Premises in sufficient detail to be submitted to Landlord for approval, not to be unreasonably withheld, and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, including all changes from the As-Is condition of Premises.

(c)           Allowance. Provided that there is no uncured Event of Default by Tenant under the Existing Lease and subject to the other terms and conditions of this Subsection, Landlord shall make available the tenant improvement allowance (the “Allowance”) in an amount up to a maximum of One Hundred Eighty-Five Thousand Dollars ($185,000.00) consisting of the following: (i) up to Eighty-five Thousand Dollars ($85,000.00) shall be available solely to reimburse Tenant for fifty percent (50%) of the actual cost of that portion of Tenant Work consisting of replacing the existing chillers serving the Existing Premises, and (ii) up to One Hundred Thousand Dollars ($100,000.00) shall be available solely to reimburse Tenant for the actual costs of that portion of the Tenant Work consisting of repairing and/or replacing any HVAC units or air air-handlers serving the Existing Premises. In no event shall the Allowance be used to reimburse any costs of designing, procuring or installing in the Premises any trade fixtures, movable equipment, furniture, furnishings, telephone equipment, computer equipment, cabling or wiring for any of the foregoing, or other personal property (collectively “Personal Property” for purposes of this Amendment), and the cost of any such Personal Property shall be paid by Tenant. Tenant may elect by written notice to Landlord to increase the Allowance up to a maximum of an additional One Hundred Thousand Dollars ($100,000.00) (the “Additional Allowance”) to pay allowable Tenant Work, subject to the limitations herein, and in the event Tenant elects to do so, the Monthly Installment of rent for the Existing Premises during the Fourth Extended Term shall increase by Twelve Dollars ($12.00) per month for every One Thousand Dollars ($1,000.00) of the Additional Allowance used by Tenant. In addition, Tenant may elect by written notice to Landlord to increase the Allowance up to a maximum of an additional One Hundred Thousand Dollars ($100,000.00) (the “Additional HVAC Allowance”) to reimburse Tenant for the actual costs of repairing and/or replacing additional HVAC units or air air-handlers serving any portion of the Premise (the “Additional HVAC Work”), and in the event Tenant elects to do so, the Monthly Installment of rent for the Existing Premises commencing on the first day of the month after the Additional HVAC Allowance (or any portion thereof) is paid, shall increase by Nine and 50/100 Dollars ($9.50) per month for every One Thousand Dollars ($1,000.00) of the Additional HVAC Allowance used by Tenant.

(d)           Reimbursement. The Allowance shall be paid to Tenant within 30 days after the later of (1) final completion of the Tenant Work and (2) Landlord’s receipt of all of the following: (i) a reasonable description of the Tenant Work, including, without limitation, names of all contractors, subcontractors and vendors providing labor, services, material and equipment in connection with the work; (ii) final as-built plans and specifications; (iii) applicable warranties; (iv) architect’s certificate of completion; (v) a certificate of occupancy (if applicable) and if not applicable, then all required final written approvals of work; (vi) reasonable substantiation of costs incurred by Tenant with respect to the Tenant Work, including, without limitation, bills and invoices covering all labor and material expended and used and proof of payment thereof by Tenant; and (vii) full, final, unconditional lien releases from all those providing labor, services, materials and/or equipment in connection with the Tenant Work. Tenant must prior to the Expiration Date submit written application with the items required above for reimbursement of any reimbursable costs out of the Allowance, and to the extent of any funds for which application has not been made prior to that date or if and to the extent that the reimbursable costs of the Tenant Work are less than the amount of the Allowance, then Landlord shall retain the unapplied or unused balance of the Allowance and shall have no obligation or liability to Tenant with respect to such excess. Notwithstanding any provisions to the contrary in the foregoing, Tenant may elect to use the Additional HVAC Allowance at any time during the Fourth Extended Term, and the provisions of this Subsection (d) shall apply to the reimbursement therefor, except that there shall be no deadline to submit above-mentioned written application.

Section 6.           Security Deposit. Landlord acknowledges that as of the Execution Date it holds a Letter of Credit in the amount of Two Hundred Ninety Thousand Dollars ($290,000.00) (the “Letter of Credit”). Notwithstanding any provision of the Existing Lease to the contrary, Tenant shall reduce the amount of the Letter of Credit to the amount of Two Hundred Ninety Thousand Dollars ($290,000.00) and shall keep the Letter of Credit in full force and effect through and including December 31, 2017. Within 30 days after the Execution Date, Tenant shall deliver to Landlord a written amendment of the Letter of Credit deleting the reference to February 14, 2012 as the date beyond which the Letter of Credit will not be automatically renewed and inserting in its place December 31, 2017.

Section 7.           Furniture. Tenant acknowledge that, in accordance with Section 5(b)(1) of the Fifth Amendment, Landlord had conveyed to Tenant the furniture described in Exhibit C attached to the Fifth Amendment. To the extent that any such furniture is currently located in Expansion Space C, Tenant may, after giving prior notice to Landlord, enter Expansion Space C to remove such furniture. Tenant shall immediately repair all damage resulting from removal of any such furniture.

Section 8.           Option to Extend.

(a)           Landlord hereby grants Tenant a single option to extend the Term of the Lease for an additional period of five (5) years (such period may be referred to as the “Option Term”) as to the entire Premises as it then exists, upon and subject to the terms and conditions of this Section (the “Option To Extend”), provided, however, that at the time of its Election Notice (as defined below) Tenant shall have the right to remove from the Premises, effective as of the commencement of the Option Term, any the following: (x) all of the space leased by Tenant in Building with the addresses of 995 and 997 E. Arques Avenue, Sunnyvale, California, or (y) all of the space leased by Tenant in Building with the address of 999 E. Argues Avenue, Sunnyvale, California. At the time of exercise of such option: (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by any subtenant, licensee or other party that is not an affiliate but permitted or suffered by Tenant shall not satisfy such condition) of the entire Premises; and (ii) Tenant has a positive net worth and no less than Ten Million Dollars ($10,000,000.00) in cash or cash equivalents.

(b)           Tenant’s election (the “Election Notice”) to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is twelve (12) months prior to the Expiration Date and no later than the date which is nine (9) months prior to the Expiration Date. If Tenant either fails or elects not to exercise the Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void, including, if more than one Option is granted, the then applicable Option to Extend and all further Options to Extend.

(c)           The Option Term shall commence immediately after the expiration of the preceding Term of the Lease. Tenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) Tenant shall pay the “Option Term Rent”, defined and determined in the manner set forth in the immediately following Subsection; and (ii) Tenant shall accept the Premises in its “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor, except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Fair Market Rental Rate defined in Exhibit B hereto, provided, however, Landlord by notice given to Tenant within thirty (30) days after final determination of the Fair Market Rental Rate, may elect to provide, in lieu of such allowance for alterations to the Premises, a rent credit equal to the amount of the allowance that would have otherwise been given, credited toward the rents applicable only to the Premises and due starting after such rent obligation commences. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the preceding Term as extended by the Option Term unless the context clearly requires otherwise.

(d)           The Option Term Rent shall mean the sum of the Monthly Installment of rent at ninety-five percent (95%) of the Fair Market Rental Rate (as defined in Exhibit B) plus other charges pursuant to the Lease payable to Landlord. The determination of Fair Market Rental Rate and Option Term Rent shall be made by Landlord, in the good faith exercise of Landlord’s business judgment. Within forty-five (45) days after Tenant’s exercise of the Option To Extend, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental Rate and Option Term Rent for the Premises. Tenant may, within fifteen (15) business days after receipt thereof, deliver to Landlord a written notice either: (i) accepting Landlord’s determination, in which case the extension shall be effective and binding (subject to Subsection (f) below) at the accepted rate; or (ii) setting forth Tenant’s good faith estimate, in which case Landlord and Tenant will promptly confer and attempt to agree upon the Fair Market Rental Rate and Option Term Rent. Tenant’s failure to timely deliver such notice within such fifteen (15) business day period shall be deemed its cancellation of the Option. In the event Tenant has delivered notice setting forth Tenant’s different estimate, but no agreement in writing between Tenant and Landlord on Fair Market Rental Rate and Option Term Rent is reached within thirty (30) days after Landlord’s receipt of Tenant’s estimate, the Fair Market Rental Rate shall be determined in accordance with the terms of Exhibit B.

(e)           Promptly after final determination of the Fair Market Rental Rate, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend, in the form of an amendment to the Lease, and Tenant shall execute such amendment within twenty (20) days after Landlord and Tenant agree to the form of the proposed amendment and Landlord shall execute it promptly after Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend.

(f)           Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, whereupon any prior or subsequent exercise of this Option to Extend shall be of no force or effect:

(i)           Tenant’s failure to timely exercise or timely to perform the Option to Extend in strict accordance with the provisions of this Section.

(ii)           The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of an Event of Default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such an Event of Default.

(iii)           Tenant’s third Event of Default under the Lease prior to the commencement of the Option Term, notwithstanding that all such Events of Default may subsequently be cured.

(g)           Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

(h)           This Option to Extend is personal to Pharmacyclics and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity other than a Tenant Affiliate which is an assignee of the Lease and which has satisfied the requirements of Section 25.C. of the New Lease.

Section 9.           Partial Termination Option.

(a)           Grant of Option; Exercise; Termination Date. Landlord hereby grants Tenant the option (the “Termination Option”) to advance the Expiration Date as to a portion of Premises, consisting of all the space lease by Tenant on either or both of the first or second floors of Expansion Space D, upon and subject to all of the terms, covenants and conditions set forth below. Any terminated portion of Expansion Space D and the remaining portion of Expansion Space D retained by Tenant must each be a marketable unit .as reasonably determined by Landlord and otherwise in compliance with all Laws. This Termination Option shall be exercisable only by written notice (“Termination Notice”) given by Tenant to Landlord no later than three (3) months prior to the third anniversary of the Fourth Extended Commencement Date, which notice shall specify the floor(s) within Expansion Space D to be terminated (the “Partial Termination Space”). Provided that such notice is duly given and all the terms, covenants and conditions of this Termination Option are satisfied and performed, the Termination Option shall advance the Expiration Date as to the Partial Termination Space to the third anniversary of the Fourth Extended Commencement Date (the “Termination Date”).

(b)           Termination Fee. Tenant shall pay Landlord the Termination Fee (defined below) in immediately available funds and without any deduction or offset whatsoever. The Termination Fee shall be paid with the delivery of the Termination Notice. The Termination Fee is the amount which the parties have negotiated and agreed upon as a fee or compensation which is intended as their fair estimate of losses and damages which are difficult to calculate and which Landlord is likely to sustain due to the corresponding advance of the Expiration Date with respect to the Partial Termination Space. Such amount shall be Landlord’s earned fee and liquidated damages for such estimated losses and damages, whether such losses and damages in fact are greater or less than the applicable amount of the Termination Fee. The Termination Fee shall mean the amount equal to Twenty Dollars ($20.00) per square foot of the Partial Termination Space (provided, that if Tenant exercises its Relocation Right (as defined below) in accordance with Section 10 of this Amendment, the Termination Fee shall be calculated based on the difference in square footage between the Partial Termination Space and the Relocation Space).

(c)           Demising Work. In the event the Partial Termination Space is not the entire Expansion Space D, Tenant shall, at its sole cost and expense, complete prior to the Termination Date the Demising Work (as defined below) (i) in compliance with all conditions and provision of the Lease with respect to Alterations, (ii) in accordance with all Laws, and (iii) in good and workmanlike manner with the use of good grades of materials. The “Demising Work” shall mean all work as reasonably required by Landlord to demise the Partial Termination Space and the remaining portion of Expansion Space D, and to make the building into a two-tenant building (including, without limitation, (1) creating separate entrances/exits, (2) constructing demising walls and corridors, (3) providing security to and from the building lobby and stairwell, and (4) separating the HVAC, electrical facilities and any other Building systems). In addition to all rights and remedies provided under the Lease, in the event that Tenant does not complete the Demising Work prior to the Termination Date, Landlord shall have the right (but shall not be obligated) to complete the Demising Work, and in that event, Tenant shall reimburse Landlord for the cost of such work within thirty (30) days of written demand by Landlord.

(d)           Conditions Precedent. Upon the occurrence of any of the following events, this Termination Option shall, at Landlord’s option, not be available and shall terminate and cease to be of any force or effect:

(i)           Tenant’s failure to give notice of exercise of the Termination Option, or failure to pay Landlord the full amount of the Termination Fee in accordance with this Termination Option, or failure to complete the Demising Work (if any) in accordance with subsection (c) above.

(ii)           The existence at the time of exercise of the Termination Option or on or prior to the Termination Date of an uncured Event of Default by Tenant under the Lease.

Notwithstanding any provisions to the contrary in this Lease, in the event Landlord elects that the Termination Option is not available pursuant to this Subsection (d), and to the extent that Landlord has received the Termination Fee from Tenant, Landlord shall credit any such fee to any rent due under the Lease.

In any of such events, Landlord shall have available all rights and remedies provided under the Lease without being limited in any way by the Termination Option. Further, in the event there exists an uncured Event of Default by Tenant under the Lease for any reason whatsoever prior to or after the exercise or purported exercise of the Termination Option, Landlord shall have available all rights and remedies provided under the Lease without being limited in any way by the Termination Option.

(e)           Obligations Until Termination Date; Proration. All of the terms, covenants and conditions of the Lease shall remain in full force and effect with respect to the Partial Termination Space through the Termination Date, except as otherwise provided in this Termination Option. In addition to payment of the Termination Fee, Tenant shall continue to pay all rents and charges (including utilities), including, without limitation, Monthly Installments of rent, Tenant’s Pro Rata Share, and other charges as they become due and payable under the Lease for the Partial Termination Space through and including the Termination Date. Such rents and charges shall be prorated, billed and payable as provided under the Lease, in the same manner as if the Termination Date was the regularly scheduled Expiration Date. No later than 11:59 p.m. on the Termination Date, Tenant shall vacate and deliver to Landlord exclusive possession of the portion of the Partial Termination Space being returned to Landlord pursuant to the same provisions and requirements of the Lease that apply upon the Expiration Date or Termination Date.

(f)           Certain Changes in Lease After Exercise. Upon and after Tenant’s exercise of the Termination Option, all of the terms, covenants and conditions of the Lease shall continue to apply except that (i) the Monthly Installment of rent and Tenant’s Pro Rata Share shall be proportionately reduced, and (ii) with respect to the Partial Termination Space, the Option to Extend shall no longer be available, shall automatically terminate without notice and shall be of no further force or effect.

(g)           Holding Over. In the event that Tenant fails to vacate and deliver exclusive possession of the Partial Termination Space to Landlord by the Termination Date as required under this Termination Option, then such holding over as to such portion shall be upon and subject to all the terms, covenants and conditions of the Lease applicable to a holding over, including, without limitation, Section 22 of the New Lease.

(h)           No Release. Notwithstanding any provision of the foregoing to the contrary, neither the grant of this Termination Option nor the acceptance by Landlord of the surrender of the Partial Termination Space shall in any way:

(i)           be deemed to excuse or release Tenant from any obligation or liability with respect to the Partial Termination Space (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease by Tenant) which obligation or liability (x) first arises on or prior to the date on which Tenant delivers to Landlord possession of the Partial Termination Space or (y) arises out of or is incurred in connection with events or other matters which took place on or prior to such date, or

(ii)           affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.

(i)           Option Personal. The Termination Option is personal to Pharmacyclics and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity other than a Tenant Affiliate which is an assignee of the Lease and which has satisfied the requirements of Section 25.C. of the New Lease.

Section 10.           Relocation Option.

(a)           In the event that Tenant has elected to exercise its Termination Option as to the entire Expansion Space D, Tenant shall have a one-time right to lease all (and not less than all) the Relocation Space (defined below), if and to the extent such space is Available (defined below), for the remainder of the Fourth Extended Term, upon and subject to the terms and conditions of this Section (the “Relocation Right”).

(b)           “Relocation Space” shall mean the leaseable space that is contiguous to the Original Premises commonly known as 997 E. Argues Avenue, Sunnyvale, California. The term “Available” shall mean that the space in question is vacant and free and clear of all “Prior Rights” (defined below). The term “Prior Rights” shall mean rights of other parties, including without limitation, a lease, lease option, or option or other right of extension, renewal, expansion, refusal, negotiation or other right, either: (i) pursuant to any lease or written agreement which is entered into on or before the date Landlord receives Tenant’s Termination Notice; or (ii) pursuant to any extensions or renewal of any of the foregoing, whether or not set forth in such lease or written agreement, and Landlord shall be free at any time to enter such extension or renewal; or (iii) pursuant to any amendment or modification of any of the foregoing, and Landlord shall be free at any time to enter such amendment or modification.

(c)           Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of the Relocation Space prior to receiving Tenant’s Relocation Notice (defined below). The Relocation Right is exercisable only by written notice (“Relocation Notice”) given by Tenant to Landlord no earlier than the date Tenant gives Landlord the Termination Notice and no later than the Termination Date. In the event Tenant duly and timely delivers its Relocation Notice to Landlord, such exercise shall thereby create and constitute a binding lease of the Relocation Space by and to Tenant, subject to suspension or termination of such right pursuant to Subsection (f) below, upon and subject to the same terms and conditions contained in the Lease except as follows: (i) Tenant shall accept the Relocation Space in its then “AS IS” condition, but broom clean and free of all tenants or occupants, without any obligation of Landlord to repaint, remodel, improve or alter such space for Tenant’s occupancy or to provide Tenant any allowance therefor; (ii) Landlord shall deliver the Relocation Space to Tenant the later of (A) thirty (30) days after the later of the date on which Landlord regains possession of such space or the date on which Landlord receives Tenant’s Relocation Notice, or (B) the Termination Date; (iii) upon such delivery, the Relocation Space shall be part of the Premises under the Lease, such that the term “Premises” in the Lease thereafter shall mean both the space leased immediately prior to such delivery and the Relocation Space, and shall be leased for the remaining term of the Lease (including any extension pursuant to the Option to Extend); (iv) starting on such delivery date, with respect to the Relocation Space Tenant shall pay the Monthly Installment of rent at the same rate per square foot as would have been in effect for the Expansion Space D (including any annual increases during the remaining term of the Lease); and (v) starting on such delivery date, Tenant’s Pro Rata Share shall be recalculated to reflect the relocation of space.

(d)           Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the lease of the subject Relocation Space in accordance with the terms and conditions of this Relocation Right, in the form of an amendment to the Lease. Tenant shall execute such amendment within five (5) business days after receipt of the proposed amendment and Landlord shall execute it promptly after Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the lease of the Relocation Space in accordance with the terms and conditions of this Relocation Right.

(e)           If Tenant either fails or elects not to exercise its Relocation Right as to the Relocation Space by not giving its Relocation Notice prior to the Termination Date, then Tenant’s Relocation Right shall terminate, and be null and void, and at any time thereafter Landlord shall be free to lease and/or otherwise grant options or rights to the subject space on any terms and conditions whatsoever free and clear of the Relocation Right.

(f)           During any period that there is an uncured Event of Default by Tenant under the Lease, or any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default, the Relocation Right shall not apply and shall be ineffective and suspended, and during such suspension period Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Relocation Right. The Relocation Right shall terminate upon any of the following: (1) the termination of the Lease upon the occurrence of a Tenant default or otherwise; (2) Landlord’s recovery of possession of the Premises upon the occurrence of a Tenant default or otherwise; (3) rejection of the Lease in any bankruptcy proceeding; or (4) the failure of Tenant timely to exercise, give any notices, perform or agree, within any applicable time period specified above, with respect to the Relocation Space.

(i)           The Relocation Right is personal to Pharmacyclics and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity other than a Tenant Affiliate which is an assignee of the Lease and which has satisfied the requirements of Section 25.C. of the New Lease.

Section 11.           OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

Section 12.           Ratification. Tenant represents to Landlord, as of the Execution Date, that: (a) the Lease is in full force and effect, has not been modified except as provided by this Amendment, and represents the entire agreement between the parties as to the Premises; (b) there are no defaults or unfulfilled obligations on the part of Landlord under the Lease and Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder; (c) Tenant is in possession of the entire Premises and has not transferred, assigned or sublet any portion thereof, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant; and (d) there are no existing defenses or offsets or, to the Tenant’s knowledge, claims or any basis for a claim, that Tenant has against Landlord.

Section 13.           Brokers. Notwithstanding any other provision of the Lease to the contrary, Landlord and Tenant each respectively represents that it has had no dealings with any real estate broker or agent in connection with this Amendment, and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Tenant agrees to indemnify, protect, defend and hold harmless Landlord against and from all claims, liability, loss, damage, cost and expense arising out of any claims for brokerage commissions or fees by any broker or agent claiming to represent or to have dealt with Tenant in connection with the subject matter of this Amendment. Landlord agrees to indemnify, protect, defend and hold harmless Tenant against and from all claims, liability, loss, damage, cost and expense arising out of any claims for brokerage commissions or fees by any broker or agent claiming to represent or to have dealt with Landlord in connection with the subject matter of this Amendment. The foregoing representations and obligations shall survive the expiration or sooner termination of the Lease.

Section 14.           Time of Essence. Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Amendment.

Section 15.           Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease as amended, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seg., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

Section 16.           Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 17.           Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 18.           Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

Section 19.           Counterparts. This Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it. The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	PHARMACYCLICS, INC.,
a Delaware corporation

	By:	/s/ Robert W. Duggan

		Print Name:	Robert W. Duggan

		Title:	CEO
(Chairman of the Board, President or Vice President)

	By:	/s/ R. Erdtmann

		Print Name:	R. Erdtmann

		Title:	VP of Finance
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Joel R. Redmon

		Print Name:	Joel R. Redmon

		Title:	Regional Director

EXHIBIT A

Site Plan
Expansion Space D

EXHIBIT B

FAIR MARKET RENTAL RATE

1.           Definition of Fair Market Rental Rate. “Fair Market Rental Rate” shall mean the Monthly Installment of rent equal to the monthly base rental per rentable square foot which a tenant would pay and which a willing landlord would accept for space comparable to the Premises in the Building and in other buildings of class A standards in Sunnyvale and Mountain View, California (the “Applicable Market”) for the period for which such rental is to be paid and for a lease on terms substantially similar to those of the Lease (including, without limitation, those applicable to Property Taxes, Common Area Charges and exclusions, but also considering so-called net and triple net leases, and leases utilizing operating expense stops or base years, and making appropriate adjustment between such leases and this Lease, as described below), based on prevailing market conditions in the Applicable Market at the time such determination is made (“Comparable Transactions”). Without limiting the generality of the foregoing, Comparable Transactions shall be for a term similar to the term of tenancy and for space comparable in use, floor levels, view and orientation, square footage and location within the Building and in the Applicable Market as the transaction for which Fair Market Rental Rate is being determined; however, leases of unusual or odd shaped spaces shall not be considered. In any determination of Fair Market Rental Rate, the stated or contract monthly net or base rental in Comparable Transactions shall be appropriately adjusted to take into account the different terms and conditions prevailing in such transactions and those present in the Lease, including, without limitation: (a) the extent to which average annual expenses and taxes per rentable square foot payable by tenants in Comparable Transactions vary from those payable by Tenant under the Lease, and so, for example, if the Lease provides for payment of Additional Rent on the basis of increases over a base year, then the rate of Monthly Installment of rent under the Lease shall be based upon a step-up to change the calendar year which serves as the base year for calculation of the base for such Additional Rent for the Option Term to be the full calendar year in which the Option Term commences, and such step-up shall be considered in the determination of the Fair Market Rental Rate; (b) tenant improvements, value of existing tenant improvements, the concessions, if any, being given by landlords in Comparable Transactions, such as parking charge abatement, free rent or rental abatement applicable after substantial completion of any tenant improvements (and no adjustment shall be made for any free or abated rent during any construction periods), loans at below-market interest rates, moving allowances, space planning allowances, lease takeover payments and work allowances, as compared to any tenant improvement, refurbishment or repainting allowance given to Tenant under the Lease for the space for which Fair Market Rental Rate is being determined; (c) the brokerage commissions, fees and bonuses payable by landlords in Comparable Transactions (whether to tenant’s agent, such landlord or any person or entity affiliated with such landlord), as compared to any such amounts payable by Landlord to the broker(s) identified with respect to the transaction for which Fair Market Rental Rate is being determined; (d) the time value of money; (e) any material difference between the definition of rentable area and the ratio of project rentable to useable square feet in Comparable Transactions, as compared to such figures applicable to the space for which Fair Market Rental Rate is being determined; and (f) the extent to which charges for parking by tenants in Comparable Transactions vary from those payable by Tenant under the Lease.

2.           Sealed Estimates. In the event the Lease requires Fair Market Rental Rate to be determined in accordance with this Exhibit, Landlord and Tenant shall meet within ten (10) business days thereafter and each simultaneously submit to the other in a sealed envelope its good faith estimate of Fair Market Rental Rate (the “Estimates”). If the higher Estimate is not more than one hundred five percent (105%) of the lower Estimate, then Fair Market Rental Rate shall be the average of the two Estimates. If such simultaneous submission of Estimates does not occur within such ten (10) business day period, then either party may by notice to the other designate any reasonable time within five (5) business days thereafter and any reasonable place at or near the Building for such meeting to take place. In the event only one party submits an Estimate at that meeting, such Estimate shall be Fair Market Rental. In the event neither party submits an Estimate at that meeting, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect.

3.           Selection of Arbitrators. If the higher Estimate is more than one hundred five percent (105%) of the lower Estimate, then either Landlord or Tenant may, by written notice to the other within five (5) business days after delivery of Estimates at the meeting, require that the disagreement be resolved by arbitration. In the event neither party gives such notice, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect. Within five (5) business days after such notice, the parties shall select as arbitrators three (3) mutually acceptable independent MAI appraisers with experience in real estate activities, including at least five (5) years experience in appraising comparable space in Applicable Market (“Qualified Appraisers”). If the parties cannot timely agree on such arbitrators, then within the following five (5) business days, each shall select and inform the other party of one (1) Qualified Appraiser and within a third period of five (5) business days, the two appraisers (or if only one (1) has been duly selected, such single appraiser) shall select as arbitrators a panel of three additional Qualified Appraisers, which three arbitrators shall proceed to determine Fair Market Rental Rate pursuant to Section 4 of this Exhibit. Both Landlord and Tenant shall be entitled to present evidence supporting their respective positions to the panel of three arbitrators.

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4.           Arbitration Procedure. Once a panel of arbitrators has been selected as provided above, then as soon thereafter as practicable each arbitrator shall select one of the two Estimates as the one which, in its opinion, is closer to Fair Market Rental Rate. Upon an Estimate’s selection by two (2) of the arbitrators, it shall be the applicable Fair Market Rental Rate and such selection shall be binding upon Landlord and Tenant. If the arbitrators collectively determine that expert advice is reasonably necessary to assist them in determining Fair Market Rental Rate, then they may retain one or more qualified persons, including but not limited to legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose Estimate is not chosen by the arbitrators shall pay the costs of the arbitrators and any experts retained by the arbitrators. Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

5.           Rent Pending Determination of Fair Market Rental Rate. In the event that the determination of Fair Market Rental Rate has not been concluded prior to commencement of the applicable rental period for the applicable space for which the Fair Market Rental Rate is being determined, Tenant shall pay Landlord Monthly Installment of rent and Additional Rent as would apply under Landlord’s Estimate pursuant to Section 2 of this Exhibit until the Fair Market Rental Rate is determined. In the event that the Fair Market Rental Rate subsequently determined is different from the amount paid for the applicable period, then within thirty (30) days after such determination, Tenant shall pay Landlord any greater amounts due and Landlord shall credit Tenant (against the next Monthly Installment of rent due) for any reduction in the amounts due.

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